Exhibit 99.1

WHITING USA TRUST II The Bank of New York Mellon Trust Company, N.A., as Trustee

News Release	FOR IMMEDIATE RELEASE

WHITING USA TRUST II ANNOUNCES TRUST QUARTERLY DISTRIBUTION

Austin, Texas, November 5, 2015 – Whiting USA Trust II (NYSE Symbol – WHZ) announced the fourth Trust distribution in 2015, which relates to net profits generated during the third quarterly payment period of 2015. Unitholders of record on November 19, 2015 will receive a distribution of $0.010003 per unit, which is payable on or before November 30, 2015.

As of the date of this press release, 99.9% of the Trust’s total 18,400,000 units outstanding were held by Cede & Co. (The Depository Trust Corporation’s nominee) as the official unitholder of record. The November 19, 2015 record date as it relates to this distribution is only applicable to unitholders of record such as Cede & Co., and the ex-date, as set by the New York Stock Exchange, actually determines which street name holders will be eligible to receive the distribution.

Sales volumes, net profits and selected performance metrics for the quarterly payment period were:

Sales volumes:
Oil (Bbl)(1)	276,116
Natural gas (Mcf)(2)	388,487

Total (BOE)	340,864

Gross proceeds:
Oil sales(1)	$10,867,136
Natural gas sales(2)	975,849

Total gross proceeds	$11,842,985

Costs:
Lease operating expenses	$9,530,429
Production taxes	579,668
Development costs	1,424,902
Cash settlements on commodity derivatives(3)	-

Total costs	$11,534,999

Net profits	$307,986
Percentage allocable to Trust’s Net Profits Interest	90%

Total cash available for the Trust	$277,187
Provision for estimated Trust expenses	(90,000)
Montana state income taxes withheld	(3,129)

Net cash proceeds available for distribution	$184,058

Trust units outstanding	18,400,000

Cash distribution per Trust unit	$0.010003

Selected performance metrics:
Crude oil average realized price (per Bbl)(1)	$39.36
Natural gas average realized price (per Mcf)	$2.51
Lease operating expenses (per BOE)	$27.96
Production tax rate (percent of total gross proceeds)	4.9%

(1)	Oil includes natural gas liquids.

(2)	The Trust’s natural gas wells have experienced a production decline rate of 17% year to date.

(3)

All costless collar hedge contracts terminated as of December 31, 2014 (which hedging effects extended through the quarterly payment period covered by the February 2015 distribution to unitholders), and no additional hedges are allowed to be placed on Trust assets. Thus, there will be no further cash settlements on commodity hedges, and the Trust therefore has increased exposure to oil and natural gas price volatility.

The Trust’s net profits interest represents the right to receive 90% of the net proceeds from Whiting Petroleum Corporation’s interests in certain existing oil and natural gas properties located primarily in the Rocky Mountains, Permian Basin, Gulf Coast and Mid-Continent regions of the United States.

The net profits interest will terminate on the later to occur of (1) December 31, 2021, or (2) the time when 11.79 MMBOE (10.61 MMBOE to the 90% net profits interest) have been produced from the underlying properties and sold, and the Trust will soon thereafter wind up its affairs and terminate, after which it will pay no further distributions. Consequently, the market price of the Trust units will decline to zero around or shortly after the net profits interest termination date, which is estimated to be December 31, 2021 based on the Trust’s year-end 2014 reserve report. As described in the Trust’s public filings, since the assets of the Trust are depleting assets, a portion of each cash distribution paid on the Trust units should be considered by investors as a return of capital, with the remainder being considered as a return on investment.

As of September 30, 2015, on a cumulative accrual basis, 5.51 MMBOE (52%) of the Trust’s total 10.61 MMBOE have been produced and sold. Based on the Trust’s reserve report for the underlying properties as of December 31, 2014, the Trust’s 10.61 MMBOE are projected to be produced from the underlying properties prior to December 31, 2021, and the net profits interest would therefore terminate on December 31, 2021. The year-end reserve report reflects an expected annualized decline rate of approximately 8.0% between 2015 and 2021. However, the Trust’s year-end reserve report is derived from NYMEX oil and gas prices of $94.99 per Bbl and $4.35 per Mcf pursuant to current SEC and FASB guidelines, whereas the quoted NYMEX prices for oil and gas on November 3, 2015 were $47.90 per Bbl and $2.25 per Mcf. Lower oil and gas prices are likely to cause a reduction in the amount of oil, natural gas and natural gas liquids that is economic to produce from the underlying properties which may extend the length of time required to produce 11.79 MMBOE (10.61 MMBOE to the 90% net profits interest). Additionally, cash distributions to unitholders may decline at a faster rate than the rate of production due to industry specific risks and uncertainties such as i) commodity price declines, ii) fixed and semi-variable costs not decreasing as fast as production volumes or iii) expected future development being delayed, reduced or cancelled.

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct. The announced distributable amount is based, in part, on the amount of cash received or expected to be received by the Trust from Whiting Petroleum Corporation pursuant to the net profits interest with respect to the relevant quarterly period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Additionally, the estimated time when the market price of the Trust units should decline to zero is based on the economic rights of the Trust units. The trading price of the Trust units is affected by factors outside of the control of the Trust or Whiting, including actions of market participants, among others. Other important factors that could cause actual results to differ materially include expenses of the Trust, fluctuations in oil and natural gas prices, uncertainty of estimates of oil and natural gas reserves and production, the timing of any such production, risks inherent in the operation, production and development of oil and gas properties, and future production and development costs. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust II
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599
919 Congress Avenue, Austin, TX 78701
http://WhitingWHZ.investorhq.businesswire.com/

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